SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              WEB4BOATS.COM, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                             84-1080043
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                 P.O. Box 1028
                          La Jolla, California 92038
                                (858) 459-2628
                   (Address of principal executive offices)

               	Individual Plans for Stacy Levin and Tammy Billington

                             (Full title of plan)

                               Mr. Dennis Schlagel
                                   President
                                 P.O. Box 1028
                              La Jolla, CA 92038
                    (Name and address of agent for service)

                                (858) 459-2628
          (Telephone number, including area code of agent for service)

                          CALCULATION OF REGISTRATION FEE
=============================================================================
Title of                      Proposed maximum  Proposed maximum    Amount of
securities     Amount to be  offering price  Aggregate offering  Registration
to be registered  registered      per share         Price             fee
=============================================================================
Common Stock
($.001 par
value)         340,000        $0.455                 $154,700       $40.84
=============================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on September 22, 2000.


                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by Web4Boats.com, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

          (a) the Company's General Form for Registration of Securities of Small Business Issuers Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10SB;

          (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

          (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

          Our certificate of incorporation provides that directors and officers shall be indemnified to the fullest extent allowed by the laws of Delaware. Our bylaws provide that no director of officer of the Company shall be liable for the acts, defaults, or omissions of any other director or officer, or for any loss sustained by the Company, unless the same has resulted from his or her own willful misconduct, willful neglect or negligence. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our Company shall be paid by the Company unless such officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

          This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement-Tammy Billington

     4.2       Internet Marketing Agreement-Stacy Levin

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)

Item 9.   Undertakings

(a)       The undersigned registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California on September 25, 2000.


                               Web4Boats.com, Inc.


                               By:  /s/ Dennis Schlagel
                                    ----------------------------------
                                    Dennis Schlagel, President & Director



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Schlagel and Blair J. Merriam, each of them acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date
----------                  -----                            ----

/s/ Blair J. Merriam     General Manager                September 25, 2000
--------------------
Blair J. Merriam

/s/ Dennis Schlagel      Chief Financial Officer and    September 25, 2000
--------------------     Chief Accounting Officer
Dennis Schlagel

/s/ Daniel Thornton      Director                       September 25, 2000
--------------------
Daniel Thornton




                               INDEX TO EXHIBITS

     Exhibit                                                     Sequentially
     NO.                    Description                        Numbered Pages
     ---                    -----------                        --------------

     4.1       Consulting Agreement-Tammy Billington

     4.2       Internet Marketing Agreement-Stcy Levin

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Carl S. Sanko

     23.2      Consent of Counsel (Included as part of Exhibit 5.1)

     24        Power of Attorney (Contained within Signature Page)


								Exhibit 4.1

CONSULTING AGREEMENT -TAMMY BILLINGTON


CONSULTING AGREEMENT


This Agreement is made effective as of the 20th day of September, 2000 by and between Tammy Billington and Web4Boats.com, Inc.

In this Agreement, the party who is contracting to receive services shall be referred to as "Client" and the party who will be providing the services shall be referred to as "Billington".

Billington has a background in Consulting and is willing to provide services to Client based on this background.

Client desires to have services provided by Billington.

Therefore, the parties agree as follows:

DESCRIPTION OF SERVICES. Beginning on September 20, 2000, Billington will provide the following services (collectively, the "Services"): To develop expansion of Internet marketing in the areas of 1) strategic affiliations; 2) strategic content providers; 3) traffic enhancement and expansion; and 4) techniques using the Internet for brand awareness.

PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Billington shall be determined by Client. Client will rely on Billington to work as many hours as may be reasonably necessary to fulfill its obligations under this Agreement.

PAYMENT. Client will pay a fee to Billington for the Services in the amount of two hundred fifty thousand (250,000) shares of common stock of EBOT.

TERM/TERMINATION. This Agreement shall be effective for a period commencing September 20, 2000 and terminating January 31, 2001.

EMPLOYEES. Billington employees, if any, who perform Services for Client under this Agreement shall also be bound by the provisions of this Agreement.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for Billington:

	Ms. Tammy Billington
	29983 Big Range Road
	Canyon Lake, CA 92587

IF for Client:

	Web4Boats.com, Inc.
	Dennis Schlagel
	Chief Executive Officer
	P.O. Box 1028
	La Jolla, CA 92038



Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provisions of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforces as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.


Party receiving Services:

Web4Boats.com


By: _______________________________________
	Dennis Schlagel, Chief Executive Officer




Party providing Services:

TAMMY BILLINGTON


By:	 ________________________________________
	Tammy Billington



								Exhibit 4.2

INTERNET MARKETING AGREEMENT


Stacy Levin

5580 La Jolla Blvd. #2

La Jolla, CA 92037


INTERNET MARKETING AGREEMENT


This agreement is made by and between Web4Boats.com. (the "COMPANY"), and Stacy Levin (the "CONSULTANT). In consideration of the mutual promise contained herein and on the terms and conditions hereinafter set fourth, the Company and Consultant agree as follows:

PROVISION OF SERVICES Stacy Levin (the Consultant) will provide Internet Marketing Consultation Services.

(A) Consultant shall, to the extent reasonably required in the conduct of the business of the Company, place at the disposal of the Company his judgment and experience. By written request of Stacy Levin by the Company, shall provide Internet marketing and information distribution services.

Services to Include:

E-mail lead generation, collection and distribution.

Register Web4Boats.com's website on 100 search engines.

Utilize Meta-Tags to increase Web site traffic.

Initiate a Direct Mail Program to a targeted market.

(B) Consultant shall use its best effort in the furnishings of advice and recommendations, and for this purpose. Consultant at all times, will maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement. To the extent reasonably practical, consultant shall use its own personnel rather than outside professionals.

2.       COMPENSATION

        Payment structure is to be paid on a quarterly basis. Contract shall be renewable in (6) six months on March 1, 2001.The total compensation to be billable on a quarterly basis per quarter for the period beginning September 1, 2000 and ending March 1, 2000.

45,000 shares of Web4Boats.com (EBOT) per quarter. Stock certificates are to be issued to Stacy Levin, Social Security Number ###-##-####

        Contracted Quarterly due date schedule:

        Quarter 1:       September 1, 2000
        Quarter 2:       December 1, 2000
        Quarter 3:       March 1, 2001
	Quarter 4:       June 1, 2001

Parties Initials; SL____________     DS______________


3.          LIABILITY; INDEMNIFICATION

(A)        The Company shall indemnify, save harmless and defend Consultant
and its officers,                 directors, employees and agents (including
without limitation the Observer) from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to the Company hereunder (and, in the case of the Observer, his participation in meetings of the Board of Directors of the Company), except for any loss, damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

(B) Consultant shall indemnify, save harmless and defend the Company and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

4. STATUS OF CONSULTANT

          Consultant shall at all times be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company.

5.       OTHER ACTIVITIES OF CONSULTANT

The Company recognizes that Consultant now renders and may continue to render management and other services to other companies, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6.    TERM

This Internet Marketing Consulting Agreement will become effective upon signature and receipt of signed contract and payment. The duration of this agreement will be from September 1, 2000 through March 1, 2001. This contract becomes renewable for another 6 month period beginning on March 1, 2001 and ending on September 1, 2001.

The Company or Consultant may cancel this Agreement by providing written notice to the other party 30 days prior to the expiration of the first six month contract. If neither party exercises their right to terminate this contract by February 1, 2001, the pre-existing terms will become effective for another six months. This contract is entered upon in good faith by both parties.

7.    IN GENERAL

This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of every and any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made to be performed entirely within such State.

Parties Initials: SL____________     DS______________

IN WITNESS WHEREOF, the parties have caused this agreement to be signed by their respective officers or representatives duly authorized on the day and year first above written.

Web4Boats.com
P.O. Box 1028
La Jolla, CA 92038

___________________________________       ________________
By:   Dennis Schlagel                       Date:
      President



Stacy Levin
5580 La Jolla Blvd. Suite #2
La Jolla, CA 92037


__________________________________       _________________
By:   Stacy Levin                            Date:
      Consultant


Parties Initials: SL____________     DS______________



                                                                  Exhibit 5.1

MARK CARTON, Attorney at Law_________________________________________________
                                            2744 Sacramento Street, Suite 208
                                              San Francisco, California 94115
                                                          Tel: (415) 567-5517
                                                          Fax: (415) 563-4202
                                                        mcarton@earthlink.net



                                September 25, 2000

Web4Boats.com, Inc.
P.O. Box 1028
La Jolla, CA 92038

		Re:  Opinion of Counsel - Registration Statement on Form S-8

Gentlemen:

	I have acted as counsel for Web4Boats.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement") relating to 340,000 shares of the Company's Common Stock, $.001 par value, (the "Common Stock") issuable pursuant to the Company's plans with Tammy Billington and Stacy Levin (the "Plans").

     	I have examined and am familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, as amended; and (iii) the record of all action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

     Based on the foregoing, it is my opinion that the shares of Common Stock issuable under the Plans are duly authorized and, when issued in accordance with the Plans, will be validly issued, fully paid and nonassessable.

      Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

					MARK CARTON




                                                                 Exhibit 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

I hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated May 18, 2000 appearing in Web4Boats.com, Inc.'s Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 on Form 10-KSB for the fiscal year ended March 31, 2000.




/s/ Carl S. Sanko
- ----------------------
Carl S. Sanko

Chatsworth, California
September 25, 2000